Exhibit 99.2

AMENDMENT TO MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT

This AMENDMENT TO MASTER MORTGAGE LOAN PURCHASE AND INTERIM SERVICING AGREEMENT, dated as of [•] (this “Amendment”), is made by and among First NLC Financial Services, LLC (“First NLC”), MHC I, Inc. (“MHC I”), NLC Finance I, LLC (“NLC Finance I”), NLC Funding I, LLC (“NLC Funding I”), First NLC, Inc. (“FNI”) and NLC, LLC (“NLC”) (each of First NLC, MHC I, NLC Finance I, NLC Funding I FNI, NLC and any affiliate of First NLC, MHC I, NLC Finance I, NLC Funding I FNI or NLC designated as Initial Purchaser in the related Trade Confirmation and, in the case of any affiliate of First NLC, MHC I, NLC Finance I, NLC Funding I, FNI or NLC, the related Letter Agreement (each, as defined herein), an “Initial Purchaser”, and the Initial Purchaser or the Person, if any, to which the Initial Purchaser has assigned its rights and obligations hereunder as Purchaser with respect to a Mortgage Loan, and each of their respective successors and assigns, the “Purchaser”) and [•] (the “Seller”).

WITNESSETH:

WHEREAS, Purchaser and Seller are parties to the Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of [•], 2005 (as amended, supplemented or otherwise modified prior to the date hereof, the “Purchase Agreement”); and

WHEREAS, Purchaser and Seller have agreed to make certain amendments to the Purchase Agreement to accommodate the requirements of Regulation AB as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed thereto in the Purchase Agreement.

2. Amendments.

(a)	The following defined terms (in proper alphabetical order) are hereby added to (and made part of) the list of defined terms set forth in Section 1 of the Purchase Agreement:

Commission: The United States Securities and Exchange Commission.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Public Pass-Through Transfer: A Pass-Through Transfer that is part of a publicly issued mortgage-backed securities transaction.

Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with the Underwriting Guidelines designated by the Seller or guidelines that do not vary materially from such Underwriting Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Underwriting Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller’s own account or (y) the Underwriting Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

Regulation AB: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Seller Information: As defined in Section 21(a).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Seller or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Seller or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Seller under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

(b)	The Purchase Agreement is amended by replacing the heading “Section 12. Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole Loan Transfer or a Pass-Through Transfer on One or More Reconstitution Dates” with “Section 12. Whole Loan Transfers or Pass-Through Transfers”.

(c)	The Purchase Agreement is amended by adding the heading “Subsection 12.01. Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole Loan Transfer or a Pass-Through Transfer on One or More Reconstitution Dates” before the first sentence of Section 12.

(d)	The Purchase Agreement is amended by adding the following provisions to Section 12:

Subsection 12.02    Information to be Provided by the Seller in connection with a Public Pass-Through Transfer.

In connection with any Public Pass-Through Transfer, the Seller shall (i) within five Business Days following a request by the Purchaser, provide to the Purchaser (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser, the information and materials specified in paragraphs (a), (b), (c) and (f) below, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser (in writing and in form and substance reasonably satisfactory to the Purchaser) the information specified in paragraph (d) below.

(a) If so requested by the Purchaser, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the originator’s form of organization;

(B) a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller, each Third-Party Originator and each Subservicer; and

(D) a description of any affiliation or relationship between the Seller, each Third-Party Originator, each Subservicer and any of the following parties to a Public Pass-Through Transfer, as such parties are identified to the Seller by the Purchaser in writing in advance of such Public Pass-Through Transfer:

(1) the sponsor;

(2) the depositor;

(3) the issuing entity;

(4) any servicer;

(5) any trustee;

(6) any originator;

(7) any significant obligor;

(8) any enhancement or support provider; and

(9) any other material transaction party.

(b) If so requested by the Purchaser, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser in the same format in which Static Pool Information was previously provided to such party by the Seller.

If so requested by the Purchaser, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser shall designate, which may include, by way of example, any Sponsor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Public Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser.

(c) If so requested by the Purchaser, the Seller shall provide such information regarding the Seller, as servicer of the Mortgage Loans, and each Subservicer (each of the Seller and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Public Pass-Through Transfer;

(2) the extent of outsourcing the Servicer utilizes;

(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Public Pass-Through Transfer;

(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5) such other information as the Purchaser may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the related Public Pass-Through Transfer to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Seller of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Public Pass-Through Transfer, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d) If so requested by the Purchaser for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities,

the Seller shall (or shall cause each Subservicer and Third-Party Originator to) (i) notify the Purchaser in writing of (A) any material litigation or governmental proceedings pending against the Seller, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Public Pass-Through Transfer between the Seller, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Public Pass-Through Transfer, and (ii) provide to the Purchaser a description of such proceedings, affiliations or relationships.

(e) As a condition to the succession to the Seller or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Seller or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Seller or any Subservicer, the Seller shall provide to the Purchaser, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, all information reasonably requested by the Purchaser in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(f) In addition to such information as the Seller, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser, the Seller shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten Business Days following such request.

Subsection  12.03     Additional Representations and Warranties of the Company in connection with a Public Pass-Through Transfer.

(a) The Seller shall be deemed to represent to the Purchaser, as of the date on which information is first provided to the Purchaser under Section 12.02 that, except as disclosed in writing to the Purchaser prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Seller has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Seller as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Seller’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Public Pass-Through Transfer; (v) there are no aspects of the

Seller’s financial condition that could have a material adverse effect on the performance by the Seller of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, any Subservicer or any Third-Party Originator with respect to any Public Pass-Through Transfer of a type described in Item 1119 of Regulation AB.

(b) If so requested by the Purchaser on any date following the date on which information is first provided to the Purchaser under Section 12.02, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(c) The Purchase Agreement is amended by adding the following provisions as Section 18 (and Sections 18 through 32 are accordingly re-numbered):

Section 18. Intent of the Parties; Reasonableness.

The Purchaser and the Seller acknowledge and agree that the purpose of Sections 12.02, 12.03, 19, 20 and 21 of this Agreement is to facilitate compliance by the Purchaser with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

The Purchaser shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Public Pass-Through Transfer, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser to permit the Purchaser to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to the information required, in the Seller’s reasonable judgment, to comply with Regulation AB.

Section 19. Report on Assessment of Compliance and Attestation.

(a) On or before March 1 of each calendar year, commencing in 2007, the Seller shall:

(i) deliver to the Purchaser a report (in form and substance reasonably satisfactory to the Purchaser) regarding the Seller’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and signed by an authorized officer of the Seller, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit 14 hereto delivered to the Purchaser concurrently with the execution of this Agreement;

(ii) deliver to the Purchaser a report of a registered public accounting firm reasonably acceptable to the Purchaser that attests to, and reports on, the assessment of compliance made by the Seller and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Seller pursuant to Section 20(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv) if requested by the Purchaser not later than February 1 of the calendar year in which such certification is to be delivered, deliver to the Purchaser and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Public Pass-Through Transfer a certification in the form attached hereto as Exhibit 13.

The Seller acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Seller pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. The Purchaser shall not request delivery of a certification under clause (a)(iv) above unless a Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

(b) Each assessment of compliance provided by a Subservicer pursuant to Section 19(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit 14 hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 19(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Seller pursuant to Section 20.

Section 20. Use of Subservicers and Subcontractors.

The Seller shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Seller as servicer under this Agreement or any Reconstitution Agreement unless the Seller complies with the provisions of paragraph (a) of this Section. The Seller shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Seller as servicer under this Agreement or any Reconstitution Agreement unless the Seller complies with the provisions of paragraph (b) of this Section.

(a) It shall not be necessary for the Seller to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Seller shall cause any Subservicer used by the Seller (or by any Subservicer) for the benefit of the Purchaser to comply with the provisions of this Section and with Sections 11.24, 12.02(c) and (e), 12.03,19 and 21 of this Agreement to the same extent as if such Subservicer were the Seller, and to provide the information required with respect to such Subservicer under Section 12.02(d) of this Agreement. The Seller shall be responsible for obtaining from each Subservicer and delivering to the Purchaser any servicer compliance statement required to be delivered by such Subservicer under Section 11.24, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 19 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 19 as and when required to be delivered.

(b) It shall not be necessary for the Seller to seek the consent of the Purchaser to the utilization of any Subcontractor. The Seller shall promptly upon request provide to the Purchaser a written description (in form and substance satisfactory to the Purchaser) of the role and function of each Subcontractor utilized by the Seller or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Seller shall cause any such Subcontractor used by the Seller (or by any Subservicer) for the benefit of the Purchaser to comply with the provisions of Sections 19 and 21 of this Agreement to the same extent as if such Subcontractor were the Seller. The Seller shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 19, in each case as and when required to be delivered.

Section 21. Indemnification; Remedies.

(a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Public Pass-Through Transfer: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Public Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Public Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided in written or electronic form under Section 12.02 by or on behalf of the Seller, or provided under Section 12.02 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Seller Information”), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

(ii) any failure by the Seller, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 12.02, including any failure by the Seller to identify pursuant to Section 20(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii) any breach by the Seller of a representation or warranty set forth in Section 12.03 or in a writing furnished pursuant to Section 12.02 and made as of a date prior to the closing date of the related Public Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Section 12.03 to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Public Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Public Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Seller, any Subservicer, any Subcontractor or any Third-Party Originator.

(b) (i) Any failure by the Seller, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 12.02, or any breach by the Seller of a representation or warranty set forth in Section 12.03 or in a writing furnished pursuant to Section 12.02 and made as of a date prior to the closing date of the related Public Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Section 12.03 to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, in its sole discretion to terminate the rights and obligations of the Seller as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Seller; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Seller as servicer, such provision shall be given effect.

(ii) Any failure by the Seller, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 11.24 or 19, including (except as provided below) any failure by the Seller to identify pursuant to Section 19(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Seller as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Seller; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Seller as servicer, such provision shall be given effect.

The Purchaser shall not be entitled to terminate the rights and obligations of the Company pursuant to this subparagraph (b)(ii) if a failure of the Seller to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

(e)	Exhibit 11 to the Purchase Agreement is amended to replace paragraph 4 with the following:

Pursuant to Section 12 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee [and the Trust,] that the representations and warranties set forth in Sections 7.01 and 7.02 of the Purchase Agreement (and, in the case of a Public Pass-Through Transfer, the representations and warranties set forth in Section 12.03 of the Purchase Agreement), are true and correct as of the date hereof as if such representations and warranties were made on the date hereof (modified as appropriate to reflect events or changes in circumstance that have occurred after the related Closing Date), except that the representation and warranty set forth in Section 7.02(1) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto.

(f)	The Purchase Agreement is amended to add Exhibit A to this Amendment as Exhibit 13 to the Purchase Agreement.

(g)	The Purchase Agreement is amended to add Exhibit B to this Amendment as Exhibit 14 to the Purchase Agreement.

3. Effectiveness of Amendment. This Amendment shall become effective and be deemed effective as of the date hereof subject to the receipt by the Purchaser of counterparts of this Amendment duly executed by Seller.

4. Expenses. Each party shall pay, on demand, any and all fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by such party in connection with the preparation, execution, delivery and performance of this Amendment.

5. Further Assurances. The parties hereto hereby agree to execute and deliver such additional documents, instruments or agreements as may be reasonably necessary and appropriate to effectuate the purposes of this Amendment.

6. Conflicts. In the event of a conflict of any provision hereof with any provision or definition set forth in the Purchase Agreement, the provisions and definitions of this Amendment shall control.

7. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

8. Severability. Any provision of this Amendment which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or thereof or affecting the validity, enforceability or legality of such provisions in any other jurisdiction.

9. Binding Effect. This Amendment shall be binding upon and shall be enforceable by parties hereto and their respective successors and permitted assigns.

10. Headings. The headings appearing in this Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any other provision of this Amendment.

11. Ratification. This Amendment shall be construed in connection with and as part of the Purchase Agreement, and, except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Loan Agreement are hereby ratified and shall be and remain in full force and effect.

12. Counterparts. This Amendment may be signed in any number of counterparts which, taken together, shall constitute a full and original agreement for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

[•]
Seller

By:
Name:
Title:

FIRST NLC FINANCIAL SERVICES, LLC Initial Purchaser

By:
Name:
Title:

MHC I, INC. Initial Purchaser

By:
Name:
Title:

NLC FUNDING I, LLC Initial Purchaser

By:
Name:
Title:

NLC FINANCE I, LLC Initial Purchaser

By:
Name:
Title:

FIRST NLC, INC. Initial Purchaser

By:
Name:
Title:

NLC, INC. Initial Purchaser

By:
Name:
Title:

EXHIBIT A

EXHIBIT 14

FORM OF ANNUAL CERTIFICATION

Re:	The Master Mortgage Loan Purchase and Interim Servicing Agreement dated as of [ ], 200[ ] (the “Agreement”), among First NLC Financial Services, LLC, MHC I, INC., NLC Funding I, LLC, NLC Finance I, LLC, First NLC, INC., NLC, INC. and [NAME OF SELLER]

I, ________________________________, the _______________________ of [NAME OF SELLER], certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:___________________________

By:
Name:
Title:

EXHIBIT B

EXHIBIT 14

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Seller] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration

1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF SELLER] [NAME OF SUBSERVICER]

Date:

By:
Name:
Title: